Exhibit 99.1

NEWS RELEASE
HECLA INTRODUCES SILVER-LINKED
DIVIDEND POLICY

FOR IMMEDIATE RELEASE
September 20, 2011

COEUR D’ALENE, IDAHO -- Hecla Mining Company (“Hecla”)(NYSE:HL) is very pleased to announce that its Board of Directors has adopted a common stock dividend policy that links dividend payments to Hecla’s average quarterly realized silver price in the preceding quarter.

The initial quarterly dividend under the policy is expected to be $0.03 per share of common stock ($0.12 per year), if Hecla’s average realized silver price for the third quarter is $40.00 per ounce. All dividends, including those in the third quarter, would increase or decrease by $0.01 per share ($0.04 annually) for each $5.00 per ounce incremental increase or decrease in the average realized silver price in the preceding quarter. Subject to Board approval, it is expected that the initial quarterly dividend under this policy will be declared and payable before the end of the fourth quarter and will be based on average realized silver prices during the third quarter 2011. The table below provides an overview of the new dividend policy.

Quarterly Average Realized Silver Price	Quarterly Dividend	Annualized Dividend
$30	$0.01	$0.04
$35	$0.02	$0.08
$40	$0.03	$0.12
$45	$0.04	$0.16
$50	$0.05	$0.20
$55	$0.06	$0.24
$60	$0.07	$0.28

“Our Board’s action to adopt this dividend policy reflects our strong operating performance and high silver margins, each of which has strengthened our financial and liquidity position,” said Hecla’s President and Chief Executive Officer, Phillips S. Baker, Jr. “This policy allows us to continue to invest in projects that are expected to grow silver production by 50% in the next five years, evaluate external growth opportunities, continue to strengthen our balance sheet, and now provide cash returns to stockholders.”

Hecla has a strong balance sheet with $377 million in cash and cash equivalents as of June 30, 2011 and no debt. In addition, the Company also has low cash costs and excellent silver margins. During the first half of 2011, Hecla generated $127 million of operating cash flow. Hecla has sufficient cash on hand to fulfill our settlement obligations, meet all capital, pre-development, and exploration requirements for 2011, and pursue other value generating initiatives for our shareholders.

The declaration and payment of dividends remains at the sole discretion of the Board of Directors and will depend on Hecla’s financial results, cash requirements (including for preferred dividends, operations, capital projects, exploration and development, litigation and settlements, acquisitions, and other items), future prospects and other factors deemed relevant by the Board. Investors are cautioned that this new policy is not a guarantee that a dividend will be declared or paid in any particular period in the future.

Visit Hecla’s new website at www.hecla-mining.com which includes more in-depth information about the company, our people, our properties, interesting historical and silver facts, social responsibility initiatives and accomplishments, and a detailed investor section.

ABOUT HECLA

Established in 1891, Hecla Mining Company is the largest and lowest cash cost silver producer in the U.S. The company has two operating mines and exploration properties in four world-class silver mining districts in the U.S. and Mexico.

Cautionary Statements

Statements made which are not historical facts, such as strategies, plans, anticipated payments, litigation outcome (including settlement negotiations), production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, environmental and litigation risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Mélanie Hennessey	Direct Main: 800-HECLA91 (800-432-5291)
Vice President – Investor Relations	Email: hmc-info@hecla-mining.com
Direct: 604-694-7729	Website: www.hecla-mining.com

Hecla Canada Ltd.	Hecla Mining Company
400 – 580 Hornby Street	6500 N. Mineral Drive, Suite 200
Vancouver, British Columbia	Coeur d’Alene, Idaho 83815
V6C 3B6 Canada